Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SOVRAN ACQUISITION LIMITED PARTNERSHIP

THIS Amended and Restated Certificate of Limited Partnership of Sovran Acquisition Limited Partnership (the “Partnership”), dated as of August 10, 2016, has been duly executed and is being filed by Life Storage Holdings, Inc., as general partner, in accordance with the provisions of 6 Del. C. § 17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on June 1, 1995 with the Secretary of State of the State of Delaware (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited partnership is Life Storage LP.

2. Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, Delaware 19901. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Incorporating Services, Ltd., 3500 South DuPont Highway, Dover, Delaware 19901.

3. General Partner. The name and mailing address of the sole general partner of the Partnership are:

Life Storage Holdings, Inc.

6467 Main Street

Williamsville, New York 14221

4. Effectiveness. This Amended and Restated Certificate of Limited Partnership shall become effective at 12:01 a.m. Eastern Time on August 15, 2016.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first-above written.

LIFE STORAGE HOLDINGS, INC.

By:	/s/ Andrew J. Gregoire
Name:	Andrew J. Gregoire
Title:	Chief Financial Officer and Secretary